Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
11-008		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

Ken Dennard, Managing Partner
For Immediate Release		DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES SECOND QUARTER 2011 RESULTS

August 4, 2011 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2011. Following are highlights for this period and the Company’s future outlook:

•	Previously announced 2.25-year contract for one 370 class MPSV in the GoM to begin during 3Q2011

•	Recently awarded a three-year contract for one 430 class MPSV in the GoM to begin during 3Q2011

•	Recently awarded charters for two 265 class new gen OSVs in Brazil, increasing Brazil fleet to 14 vessels

•	Recently acquired 100% ownership of a Brazilian entity licensed in Brazil as a navigation company (EBN)

•	Over 80% of the Company’s active new gen OSVs are operating internationally or in specialty services

•	Recent re-activation of five cold-stacked OSVs has decreased stacked fleet to only five new gen vessels

•	Contract backlog for new gen OSV vessel-days currently at 66%, 45% and 34% for 2H2011, 2012 and 2013

•	Contract backlog for MPSV vessel-days currently at 50%, 50% and 50% for 2H2011, 2012 and 2013

•	TTB fleet utilization was 91% for 2Q11 at an effective dayrate 21% higher than the comparable year-ago rate

•	Quarter-end cash balance of $137m as of June 30, 2011 up from $127m as of Dec 31, 2010

Second quarter 2011 revenues decreased 27.8% to $80.8 million compared to $111.9 million for the second quarter of 2010 and increased 11.8% compared to $72.3 million for the first quarter of 2011. Operating income was $3.8 million, or 4.7% of revenues, for the second quarter of 2011 compared to $34.5 million, or 30.8% of revenues, for the prior-year quarter; and $0.7 million, or 1.0% of revenues, for the first quarter of 2011. The Company recorded a net loss for the second quarter of 2011 of ($7.0 million), or ($0.26) per diluted share, compared to net income of $13.0 million, or $0.48 per diluted share, for the year-ago quarter; and a net loss of ($9.0 million), or ($0.34) per diluted share, for the first quarter of 2011. This is the second consecutive quarterly net loss in fiscal 2011 caused by the lack of drilling permits in the Company’s principal Upstream market due to the on-going de facto regulatory moratorium. EBITDA for the second quarter of 2011 was $24.0 million compared to second quarter 2010 EBITDA of $54.1 million and first quarter 2011 EBITDA of $21.3 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 11 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Upstream Segment. Revenues from the Upstream segment were $68.0 million for the second quarter of 2011, a decrease of $32.5 million, or 32.3%, from $100.5 million for the second quarter of 2010; and an increase of $6.7 million, or 10.9%, from $61.3 million for the first quarter of 2011. The decline in Upstream revenues from the prior-year quarter primarily resulted from a drop-off in activity from Upstream vessels that were in-service during each of the quarters ended June 30, 2011 and 2010 and the resultant stacking of certain new generation OSVs in response to regulatory-driven demand weakness in the U.S. Gulf of Mexico (“GoM”). These lower revenues were partially offset by incremental revenues related to vessels operating in Latin America. Upstream operating income decreased $31.6 million to $3.9 million, or 5.7% of revenues, for the second quarter of 2011 from $35.5 million, or 35.3% of revenues, for the second quarter of 2010. Average new generation OSV dayrates for the second quarter of 2011 were $20,493 compared to $23,874 for the same period in 2010 and $21,011 for the first quarter of 2011. The Company’s new generation OSV dayrates for the second quarter of 2010 were favorably impacted by certain non-recurring revenues for one of its specialty service vessels unrelated to the oil spill relief efforts in the GoM. Excluding those 2010 revenues for the sake of comparability to other periods, the Company’s new generation OSV average dayrates would have been $20,628, or roughly in-line with the second quarter of 2011. New generation OSV utilization was 67.9% for the second quarter of 2011 compared to 71.8% for the year-ago quarter and 59.0% for the sequential quarter. Upstream revenues, operating income and new generation OSV utilization for the second quarter of 2011 sequentially increased largely due to the re-activation of previously stacked new generation OSVs and higher demand for the Company’s new generation OSVs in Latin America and/or for specialty service applications. The Company had an average of 10.9 stacked new generation OSVs during the second quarter of 2011 compared to quarterly averages of 7.4 stacked vessels during the year-ago quarter and 14.4 stacked vessels during the sequential quarter. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 86.3% for the second quarter of 2011 compared to 84.5% for the year-ago quarter and 82.2% for the sequential quarter.

Downstream Segment. Revenues from the Downstream segment of $12.9 million for the second quarter of 2011 increased by $1.5 million, or 13.2%, compared to $11.4 million for the same period in 2010, and were higher than the sequential quarter by $2.0 million, or 18.3%. The year-over-year revenue increase was largely due to higher dayrates earned for clean petroleum product (“CPP”) barges in the Northeast U.S. market and, to a lesser extent, higher demand for the Company’s dirty petroleum product (“DPP”) barges in the GoM. The Company’s double-hulled tank barge average dayrates were $17,333 for the second quarter of 2011 compared to $18,708 for the same period in 2010 and $16,377 for the sequential quarter. Tank barge dayrates for the prior-year quarter were favorably impacted by well-test services performed for an Upstream customer. Excluding the impact of the 2010 well-test project, dayrates would have been $17,547, for the prior-year quarter, or roughly in-line with the second quarter of 2011.

Utilization for the double-hulled tank barge fleet was 90.6% for the second quarter of 2011 compared to 74.2% for the year-ago quarter and 82.3% for the sequential quarter. Effective, or utilization-adjusted, dayrates for the Company’s double-hulled tank barges were $15,704 for the three months ended June 30, 2011, which is $2,684, or 20.6%, higher than the prior-year quarter effective dayrates, as adjusted to exclude the 2010 well-test project. The sequential increases in Downstream revenues, dayrates and utilization are largely due to improved spot market conditions coupled with 49 fewer days out-of-service for regulatory drydocking activity.

General and Administrative (“G&A”). G&A expenses of $8.5 million for the second quarter of 2011 were 10.5% of revenues compared to $9.6 million, or 8.6% of revenues, for the second quarter of 2010. This decrease in G&A expense was primarily attributable to lower shoreside personnel expenses and a reduction in bad debt reserves. The Company allocated 90% of its second quarter 2011 G&A expenses to the Upstream segment and 10% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $20.1 million for the second quarter of 2011, or $0.8 million higher than the prior-year quarter. This increase was due to incremental depreciation related to vessels placed in service under the Company’s fourth OSV newbuild program and MPSV program on various dates during 2010. Depreciation and amortization expense is expected to continue to increase from current levels when any recently acquired or newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $0.7 million during the three months ended June 30, 2011 compared to the same period in 2010, primarily due to a decline in construction work-in-progress. As the Company no longer has any vessels under construction or conversion, interest expense for the second quarter of 2011 increased from the year-ago quarter due to lower capitalized interest. The Company did not record any capitalized construction period interest for the second quarter of 2011, compared to $0.8 million, or 5% of its total interest costs, for the year-ago quarter.

First Half 2011 Results

Revenues for the first six months of 2011 decreased 22.7% to $153.1 million compared to $198.1 million for the same period in 2010. Operating income was $4.6 million, or 3.0% of revenues, for the first six months of 2011 compared to $50.2 million, or 25.3% of revenues, for the prior-year period. Net income for the first six months of 2011 decreased $31.7 million to a net loss of ($16.1 million), or ($0.60) per diluted share, compared to net income of $15.6 million, or $0.57 per diluted share, for the first six months of 2010. The year-over-year decrease in revenues, operating income and net income was primarily due to the lack of drilling activity in the GoM, which led to the Company’s decision to stack an average of 12.6 new generation OSVs during the first six months of 2011. The decrease in revenues was partially offset by the incremental revenue contribution from vessels added to the Company’s fleet through its newbuild and conversion programs during 2010 and higher demand for the Company’s new generation OSVs in Latin America. The Company’s net income for the first six months of 2011 included a $0.6 million ($0.4 million after-tax, or $0.01 per diluted share) gain on the sale of the Company’s last four remaining single-hulled tank barges for net cash proceeds of $2.1 million. The Company’s net income for the first six months of 2010 included a $0.5 million pre-tax gain ($0.3 million after tax or $0.01 per diluted share) gain on the March 2010 sale of one conventional OSV that was stacked.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or unannounced newbuild programs that may be commenced after the date of this disclosure. Additional information concerning forward-looking statements can be found on page 8 of this news release.

Forward Guidance

The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the substantial uncertainty that continues to exist in the GoM due to the unprecedented U.S. government-imposed de facto regulatory moratorium in the Company’s principal Upstream market, as well as the expected continuation of the slightly improved, but still relatively weak, market conditions for the Company’s Downstream segment for the remainder of 2011.

Vessel Counts. As of June 30, 2011, excluding seven non-core assets, the Company’s operating fleet consisted of 51 new generation OSVs, four MPSVs, nine double-hulled tank barges and nine ocean-going tugs. With an average of 9.4 new generation OSVs projected to be cold-stacked for the full-year 2011, the Company’s active Upstream Fleet for fiscal 2011 is expected to be comprised of an average of 41.6 new generation OSVs and four MPSVs. These active new generation OSVs are comprised of an average of 25.8 “term” vessels that are currently chartered on long-term contracts with maturities extending beyond 2011 and an average of 15.8 “spot” vessels that are currently idle or operating under short-term charters. These estimated vessel counts already reflect approximately 457 aggregate days out-of-service related to customer-required modifications and pre-positioning of six vessels that have mobilized or are mobilizing to Latin America during 2011 for multi-year charters. The actual and projected start dates for those six international charters are as follows: two in May 2011, two in August 2011 and two in September 2011. The Company’s active Downstream fleet for 2011 is expected to consist of nine double-hulled tank barges and nine-ocean going tugs.

Contract Coverage. The Company’s forward contract coverage for its 51-vessel fleet of new generation OSVs for the remainder of 2011 is currently 66%, which is up from 56% for such period when the Company last reported earnings on May 5, 2011. New generation OSV contract coverage for the fiscal years ending 2012 and 2013 are currently 45% and 34%, respectively. The Company’s forward contract coverage for its four MPSVs for the remainder of 2011 and for fiscal years 2012 and 2013 is currently 50%. MPSV contract coverage has substantially improved as a result of recent charter activity. In July, the Company was awarded a three-year charter with an international oilfield service company for the 430 class MPSV HOS Iron Horse, which is expected to begin during the third quarter of 2011. In addition, the 370 class MPSV HOS Centerline has a 2.25-year charter with a major oil and gas company in the GoM, which is also expected to begin during the third quarter of 2011. The Company’s forward contract coverage for its nine-vessel fleet of double-hulled tank barges for the remainder of 2011 is currently 28%, which is up from 19% for such period when the Company last reported earnings on May 5, 2011. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.

Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 25.8 active “term” OSVs are expected to be in the $20,000 to $21,000 range for the full-year 2011. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2011 from the Company’s average 15.8 “spot” OSVs and average 9.4 “stacked” OSVs. The Company cannot reasonably provide meaningful annual guidance regarding the effective dayrates anticipated for these average 25.2 “non-term” new generation OSVs at this time due to the significant market uncertainty being caused by the on-going “permitorium” in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. Effective dayrates for the Company’s nine double-hulled tank barges are projected to be in the range of $13,500 to $14,500 for the full-year 2011.

Operating Expenses. Aggregate cash operating expenses for the Company’s Upstream segment are projected to be in the range of $172.5 million to $177.5 million for the full-year 2011. Included in this guidance range is approximately $13.0 million of non-recurring incremental operating costs expected to be incurred related to pre-positioning of vessels that have mobilized or are mobilizing to foreign locations during 2011 for spot and long-term charters, of which $1.2 million was expended during the first half of 2011 and the remaining $11.8 million is projected to be incurred during the third quarter of 2011. Projected Upstream cash operating expenses also include approximately $1.8 million, in the aggregate, for the projected full-year average of 9.4 stacked OSVs. The Company’s annual 2011 cash operating expense estimate was increased to reflect the non-recurring costs noted above, the re-activation of stacked vessels, higher than expected customer-required costs-of-sales during the first half of 2011, and the incremental costs associated with operating additional vessels in foreign locations. Projected Upstream cash operating expenses for the third quarter of 2011 is expected to be in the range of $51.0 million and $55.0 million.

However, excluded from these cash operating expense estimates are any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot and/or stacked vessels into international markets; or any customer-required costs-of-sales related to potential future contract fixtures that are typically recovered through higher dayrates. Aggregate cash operating expenses for the Company’s Downstream segment are projected to be in the range of $29 million to $31 million for the full-year 2011.

G&A Expenses. General and administrative expenses are expected to be in the range of $35 million to $39 million for the full-year 2011, or roughly in-line with actual 2010 levels.

Other Financial Data. The projected annual stock-based compensation expense, depreciation, amortization, net interest expense, cash income taxes and cash interest expense for fiscal 2011 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending September 30, 2011 are expected to be $1.8 million, $15.3 million, $5.4 million and $14.8 million, respectively. The Company’s annual effective tax rate is expected to be in the range of 35% to 37% for fiscal 2011.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, remotely operated vehicles (“ROVs”) and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $43.4 million and $27.0 million, respectively, for the full-year 2011, including an aggregate of approximately $10.8 million projected to be incurred related to customer-required modifications of vessels that have or are mobilizing to Latin America for multi-year charters expected to begin during the third quarter of 2011. Over the next few years beyond 2011, the Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Liquidity Outlook

As of June 30, 2011, the Company had a cash balance of $136.5 million and an undrawn $250 million revolving credit facility. Notwithstanding the substantial uncertainty in the current GoM market, the Company expects to generate sufficient cash flow from operations to cover all of its cash debt service, annually recurring maintenance capital expenditures and cash income taxes, which are expected to be in the $85 million to $90 million range, in the aggregate, for the full-year 2011. Based on the forward guidance and key assumptions outlined herein and the Company’s current contract coverage, it does not anticipate a need to draw on its revolving credit facility for the remainder of 2011 or for the foreseeable future, absent any future growth opportunities that may arise.

Conference Call

The Company will hold a conference call to discuss its second quarter 2011 financial results and recent developments at 11:30 a.m. Eastern (10:30 a.m. Central) today, August 4, 2011. To participate in the call, dial (480) 629-9867 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&L, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 11, 2011, and may be accessed by calling (303) 590-3030 and using the pass code 4458745#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico, Latin America and other select international markets, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the on-going effect of the de facto regulatory moratorium on the issuance of drilling and other permits in the GoM due to government regulations. Future results may also be impacted by proposed federal legislation or regulations that are being and may yet be implemented in response to the 2010 Deepwater Horizon event, as well as the outcome of pending litigation brought by environmental groups challenging recent exploration plans approved by the government. Such legislation, regulations or litigation could further aggravate a number of other existing risks, uncertainties and assumptions, including, without limitation: less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties imposed by foreign customers; further weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; further reductions in capital spending budgets by customers; declines in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; the inability to effectively compete in or operate in international markets; less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over capacity; economic and political risks, including the recent unrest in the Middle East; weather related risks; the inability to attract and retain qualified personnel; regulatory risks; the repeal or administrative weakening of the Jones Act, including any changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may arise as a result of the de facto regulatory moratorium or as a result of the 2010 oil spill disaster in the Gulf of Mexico; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 11 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	December 31,	December 31,	December 31,	December 31,	December 31,
	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Revenues	$80,817	$72,267	$111,885	$153,084	$198,131
Costs and expenses:
Operating expenses	48,414	41,622	48,507	90,036	92,839
Depreciation and amortization	20,093	20,601	19,316	40,694	37,159
General and administrative expenses	8,497	9,864	9,640	18,361	18,561

	77,004	72,087	77,463	149,091	148,559

Gain on sale of assets	—	559	95	559	619

Operating income	3,813	739	34,517	4,552	50,191
Other income (expense):
Interest income	240	179	155	419	249
Interest expense	(14,998)	(14,916)	(14,274)	(29,914)	(25,931)
Other income, net [1]	81	(4)	257	77	235

	(14,677)	(14,741)	(13,862)	(29,418)	(25,447)

Income before income taxes	(10,864)	(14,002)	20,655	(24,866)	24,744
Income tax expense (benefit)	(3,839)	(4,966)	7,612	(8,805)	9,146

Net income (loss)	$(7,025)	$(9,036)	$13,043	$(16,061)	$15,598

Basic earnings per share of common stock	$(0.26)	$(0.34)	$0.49	$(0.60)	$0.59

Diluted earnings per share of common stock	$(0.26)	$(0.34)	$0.48	$(0.60)	$0.57

Weighted average basic shares outstanding	26,875	26,719	26,388	26,799	26,324

Weighted average diluted shares outstanding [2]	26,875	26,719	27,156	26,799	27,138

Other Operating Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Offshore Supply Vessels:
Average number of new generation OSVs [3]	51.0	51.0	49.5	51.0	49.0
Average number of active new generation OSVs [4]	40.1	36.6	42.1	38.4	41.3
Average new generation fleet capacity (deadweight) [3]	128,190	128,190	124,065	128,190	122,673
Average new generation vessel capacity (deadweight)	2,514	2,514	2,505	2,514	2,502
Average new generation utilization rate [5]	67.9%	59.0%	71.8%	63.5%	72.3%
Effective new generation utilization rate [6]	86.3%	82.2%	84.5%	84.4%	85.8%
Average new generation dayrate [7]	$20,493	$21,011	$23,874	$20,732	$21,946
Effective dayrate [8]	$13,915	$12,396	$17,142	$13,165	$15,867
Tugs and Tank Barges:
Average number of double-hulled tank barges [9]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [9]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [5]	90.6%	82.3%	74.2%	86.5%	74.7%
Average double-hulled dayrate [10]	$17,333	$16,377	$18,708	$16,880	$17,262
Effective dayrate [8]	$15,704	$13,478	$13,881	$14,601	$12,895

Balance Sheet Data (unaudited):

	As of June 30, 2011	As of December 31, 2010
Cash and cash equivalents	$136,538	$126,966
Working capital	155,947	162,156
Property, plant and equipment, net	1,593,090	1,606,121
Total assets	1,879,487	1,878,425
Total long-term debt	764,329	758,233
Stockholders’ equity	828,487	841,877

Cash Flow Data (unaudited):

	Six Months Ended
	June 30, 2011	June 30, 2010
Cash provided by operating activities	$19,757	$51,888
Cash used in investing activities	(10,837)	(51,858)
Cash provided by (used in) financing activities	648	670

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	March 31,	March 31,	March 31,	March 31,	March 31,
	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Upstream:
Vessel revenues	$66,998	$60,422	$99,025	$127,419	$173,974
Non-vessel revenues	964	921	1,473	1,886	3,122

Total revenues	$67,962	$61,343	$100,498	$129,305	$177,096

Operating income	$3,851	$918	$35,522	$4,769	$52,711
Operating margin	5.7%	1.5%	35.3%	3.7%	29.8%
Components of EBITDA [11]
Net income (loss)	$(6,333)	$(8,124)	$14,305	$(14,457)	$18,474
Interest expense, net	13,523	13,500	12,886	27,023	23,379
Income tax expense (benefit)	(3,460)	(4,465)	8,348	(7,925)	10,853
Depreciation	13,198	13,092	12,592	26,290	23,986
Amortization	3,378	4,103	3,475	7,481	7,160

EBITDA [11]	$20,306	$18,106	$51,606	$38,412	$83,852

Adjustments to EBITDA
Stock-based compensation expense	$1,549	$1,939	$1,945	$3,488	$3,958
Interest income	229	173	152	402	243

Adjusted EBITDA [11]	$22,084	$20,218	$53,703	$42,302	$88,053

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$20,306	$18,106	$51,606	$38,412	$83,852
Cash paid for deferred drydocking charges	(4,197)	(2,885)	(4,534)	(7,082)	(7,295)
Cash paid for interest	(10,444)	(8,565)	(9,709)	(19,008)	(19,192)
Cash paid for taxes	(108)	(376)	(1,623)	(484)	(2,349)
Changes in working capital	(2,006)	6,097	(4,610)	4,091	(4,138)
Stock-based compensation expense	1,549	1,939	1,945	3,488	3,958
Changes in other, net	(578)	1,732	(65)	1,153	(842)

Net cash provided by operating activities	$4,522	$16,048	$33,010	$20,570	$53,994

Downstream:
Revenues	$12,855	$10,924	$11,387	$23,779	$21,035
Operating income (loss)	$(38)	$(179)	$(1,005)	$(217)	$(2,520)
Operating margin (deficit)	(0.3)%	(1.6)%	(8.8)%	(0.9)%	(12.0)%
Components of EBITDA [11]
Net income (loss)	$(692)	$(912)	$(1,262)	$(1,604)	$(2,876)
Interest expense, net	1,235	1,237	1,233	2,472	2,303
Income tax expense (benefit)	(379)	(501)	(736)	(880)	(1,707)
Depreciation	2,122	2,117	2,139	4,239	4,277
Amortization	1,395	1,289	1,110	2,684	1,736

EBITDA [11]	$3,681	$3,230	$2,484	$6,911	$3,733

Adjustments to EBITDA
Stock-based compensation expense	$176	$262	$309	$438	$654
Interest income	11	6	3	17	6

Adjusted EBITDA [11]	$3,868	$3,498	$2,796	$7,366	$4,393

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$3,681	$3,230	$2,484	$6,911	$3,733
Cash paid for deferred drydocking charges	(981)	(2,317)	(1,150)	(3,298)	(4,813)
Cash paid for interest	(1,087)	(1,753)	(1,580)	(2,840)	(3,124)
Cash paid for taxes	(15)	—	(5)	(15)	(5)
Changes in working capital	(1,918)	353	(838)	(1,565)	1,377
Stock-based compensation expense	176	262	309	438	654
Changes in other, net	(2)	(442)	31	(444)	72

Net cash provided by (used in) operating activities	$(146)	$(667)	$(749)	$(813)	$(2,106)

Consolidated:
Revenues	$80,817	$72,267	$111,885	$153,084	$198,131
Operating income	$3,813	$739	$34,517	$4,552	$50,191
Operating margin	4.7%	1.0%	30.9%	3.0%	25.3%
Components of EBITDA [11]
Net income	$(7,025)	$(9,036)	$13,043	$(16,061)	$15,598
Interest expense, net	14,758	14,737	14,119	29,495	25,682
Income tax expense (benefit)	(3,839)	(4,966)	7,612	(8,805)	9,146
Depreciation	15,320	15,209	14,731	30,529	28,263
Amortization	4,773	5,392	4,585	10,165	8,896

EBITDA [11]	$23,987	$21,336	$54,090	$45,323	$87,585

	March 31,	March 31,	March 31,	March 31,	March 31,
Adjustments to EBITDA
Stock-based compensation expense	$1,725	$2,201	$2,254	$3,926	$4,612
Interest income	240	179	155	419	249

Adjusted EBITDA [11]	$25,952	$23,716	$56,499	$49,668	$92,446

EBITDA [11] Reconciliation to GAAP:
EBITDA [11]	$23,987	$21,336	$54,090	$45,323	$87,585
Cash paid for deferred drydocking charges	(5,178)	(5,202)	(5,684)	(10,380)	(12,108)
Cash paid for interest	(11,531)	(10,318)	(11,289)	(21,848)	(22,316)
Cash paid for taxes	(123)	(376)	(1,628)	(499)	(2,354)
Changes in working capital	(3,924)	6,450	(5,448)	2,526	(2,761)
Stock-based compensation expense	1,725	2,201	2,254	3,926	4,612
Changes in other, net	(580)	1,290	(34)	709	(770)

Net cash provided by operating activities	$4,376	$15,381	$32,261	$19,757	$51,888

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Average Vessels, Effective Dayrates, Tax Rates, Contract Coverage and Historical Data)

Forward Guidance of Selected Financial Data: (Unaudited)

	(as of 4-Aug-2011)	(as of 4-Aug-2011)	(as of 4-Aug-2011)	(as of 4-Aug-2011)	(as of 4-Aug-2011)
2011 Guidance
			Full-Year 2011 Estimated Avg	3Q2011-4Q2011 Contract Coverage
				(as of 4-Aug-2011)
Average Number of Vessels:
Upstream
New generation OSVs - Term [12]			25.8	100%
New generation OSVs - Spot [13]			15.8	33%
New generation OSVs - Stacked [14]			9.4	0%

New generation OSVs - Total			51.0	66%

New generation MPSVs			4.0	50%

Total Upstream			55.0

Downstream
Double-hulled tank barges			9.0	28%

			Full-Year 2011
			Low	High
Effective Dayrates:
New generation OSVs - Term			$20,000	$21,000
New generation OSVs - Spot [15]			TBD	TBD
New generation MPSVs [16]			TBD	TBD
Double-hulled tank barges			13,500	14,500
Non-vessel revenues:			$3.5	$4.5
Operating Expenses:
Upstream - Active Fleet			$170,750	$175,750
Upstream - Stacked Fleet			1,750	1,750

Total Upstream			172,500	177,500

Downstream			29,000	31,000

Consolidated			$201,500	$208,500

General and Administrative Expenses:			$35.0	$39.0
Other Financial Data:
Stock-based compensation expense			$7.6	$7.6
Depreciation			61.0	61.0
Amortization			21.0	21.0
Interest expense, net:
Interest expense			48.5	48.5
Incremental non-cash OID interest expense [17]			11.6	11.6
Capitalized interest			—	—
Interest income			(1.1)	(1.1)

Total interest expense, net			$59.0	$59.0

Income tax rate			35.0%	37.0%
Cash income taxes			$1.0	$1.0
Cash interest expense			$43.8	$43.8
Weighted average diluted shares outstanding [18]			27.6	27.6

Capital Expenditures Data (unaudited) [19]:

Historical Data (in thousands):
	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$5,178	$5,202	$5,684	$10,380	$12,108
Other vessel capital improvements	2,404	3,985	1,011	6,389	4,610

	7,582	9,187	6,695	16,769	16,718

Other Capital Expenditures:
Commercial-related vessel improvements	2,192	3,613	14,661	5,805	16,159
Non-vessel related capital expenditures	341	357	944	698	1,344

	2,533	3,970	15,605	6,503	17,503

	$10,115	$13,157	$22,300	$23,272	$34,221

Growth Capital Expenditures:
MPSV program	$—	$—	$1,258	$—	$6,471
OSV newbuild program #4	—	—	7,040	—	21,349

	$—	$—	$8,298	$—	$27,820

Forecasted Data:
	1Q2011A	2Q2011A	3Q2011E	4Q2011E	2011E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$5.2	$5.2	$8.8	$5.5	$24.7
Other vessel capital improvements	4.0	2.4	5.5	6.8	18.7

	9.2	7.6	14.3	12.3	43.4

Other Capital Expenditures:
Commercial-related vessel improvements	3.6	2.2	13.1	5.4	24.3
Non-vessel related capital expenditures	0.4	0.3	1.0	1.0	2.7

	4.0	2.5	14.1	6.4	27.0

	$13.2	$10.1	$28.4	$18.7	$70.4

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Due to net losses for the three months ended June 30, 2011 and March 31, 2011, the Company excluded the dilutive effect equity awards representing the rights to acquire 1,232 and 1,133 shares of common stock, because the effect was anti-dilutive. Stock options representing rights to acquire 401 shares of common stock for the three months ended June 30, 2010, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes and related unamortized compensation. Due to a net loss for the six months ended June 30, 2011, the Company excluded the dilutive effect equity awards representing the rights to acquire 1,196 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. For the six months ended June 30, 2010, stock options representing the rights to acquire 401 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of June 30, 2011, March 31, 2010, and June 30, 2010, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 51 new generation OSVs as of June 30, 2011. The average number of new generation OSVs for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010 reflect the deliveries of several vessels under the Company’s fourth OSV newbuild program. Excluded from this data are four multi-purpose support vessels owned by the Company that were placed in service under its MPSV program on various dates from October 2008 to March 2010. Also excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset.

[4]

In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since 2009. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]	The Company owned and operated nine double-hulled tank barges as of June 30, 2011. Excluded from this data are 15 ocean-going tugs owned by the Company, six of which were stacked as of June 30, 2011.

[10]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[11]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[12]

As of August 4, 2011, the Company’s active fleet of 29 new generation OSVs that were committed to “term” contracts through the remainder of 2011 was comprised of the following fleet mix: eleven 200 class OSVs, sixteen 240 class OSVs and one 265 class OSV and one 290 class OSV.

[13]

As of August 4, 2011, the Company’s active fleet of 16 new generation OSVs that were available for “spot” or additional term contracts was comprised of the following fleet mix: four 200 class OSVs, nine 240 class OSVs and three 265 class OSVs.

[14]	As of August 4, 2011, the Company’s inactive fleet of six new generation OSVs that were stacked was comprised entirely of 200 class OSVs.

[15]

The Company cannot reasonably provide meaningful annual guidance regarding the effective dayrates anticipated for the roughly 25 “non-term” new generation OSVs at this time due to the significant market uncertainty being caused by the on-going “permitorium” in the GoM and the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.

[16]

The Company does not provide average or effective dayrates for its new generation MPSVs as such amounts are skewed by highly variable customer-required costs–of-sales associated with ancillary equipment and services, such as ROVs and cranes. These costs–of-sales are typically recovered through higher dayrates charged to the customer.

[17]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[18]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[19]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.